Exhibit 99.1

Contact:
Dynavax Technologies Corporation
Deborah A. Smeltzer
VP Operations & Chief Financial Officer
Phone (510) 665-7222
Email: dsmeltzer@dynavax.com
DYNAVAX ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS
AND UPDATES 2007 FINANCIAL OUTLOOK
BERKELEY, Calif. — November 1, 2007 — Dynavax Technologies Corporation (Nasdaq: DVAX) today reported financial results for the third quarter and nine months ended September 30, 2007. The results do not include the financial impact of today’s arrangement with Merck.
As of September 30, 2007, Dynavax reported cash, cash equivalents, marketable securities and investments held by Symphony Dynamo, Inc. (SDI) totaling $68.7 million. This compares to $86.2 million at December 31, 2006.
“During the quarter, we made significant clinical progress and increased financial resources for our allergy and flu programs,” said Dino Dina, MD, president and chief executive officer. “These events plus issuance of a landmark patent reflected a quarter of focused and productive work at Dynavax. However, today’s announcement of a global partnership with Merck & Co. represents our most important accomplishment this year. With Merck as our commercialization partner, we could be the first company to bring a TLR9-based product to the market. The Merck deal increases the potential to capture the market opportunity and significantly improves our financial outlook for 2008 and beyond.”
Total revenues were $1.0 million and $4.8 million for the three and nine months ended September 30, 2007, respectively, compared to $1.6 million and $2.4 million for the same periods in 2006. The increase in revenues for the nine month period resulted from our collaboration with AstraZeneca and grant revenue primarily from the NIH. The reported revenues do not include collaboration funding from SDI. Including the collaboration funding from SDI, pro forma revenues were $2.9 million and $13.3 million, respectively, for the three and nine months ended September 30, 2007, compared to $4.9 million and $7.7 million for the same periods in 2006.
— more —

Dynavax 3Q 2007 Results & Updated Outlook
November 1, 2007

Total operating expenses were $20.2 million and $61.9 million for the three and nine months ended September 30, 2007, respectively, compared to $17.7 million and $45.4 million for the same periods in 2006. The increase in operating expenses resulted primarily from increased clinical development and licensing activities related to the Company’s product candidate HEPLISAV™, overall organizational growth including the operations of Dynavax Europe, and reimbursable expenses related to SDI programs. Operating expenses included a one-time $5 million license payment for the commercialization of HEPLISAV and non-cash charges for stock-based compensation, acquired in-process research and development and amortization of intangible assets. Excluding one-time and non-cash charges, pro forma operating expenses were $19.0 million and $53.6 million, for the three and nine months ended September 30, 2007, respectively, compared to $16.5 million and $38.4 million for the same periods in 2006.
The tables included as part of this press release provide a reconciliation of GAAP revenues and operating expenses to pro forma revenues and operating expenses.
Net loss for the third quarter 2007 was $17.1 million, or $0.43 per share, compared to a net loss of $12.2 million, or $0.40 per share, for the same period in 2006. Net loss for the nine months of 2007 was $47.9 million, or $1.21 per share, compared to a net loss of $35.6 million, or $1.17 per share, for the same period in 2006. The increase in net loss was due primarily to increased clinical development expenditures on the Company’s product candidates and overall organizational growth. The increase in shares used to compute net loss per share resulted from the Company’s equity financing activities completed in the fourth quarter 2006.
2007 Financial Outlook Update
The following statements are forward-looking and are based on current expectations. Actual results may differ materially. These statements do not include the potential impact of any equity offerings, new business collaborations or other transactions that may be closed or entered into after November 1, 2007.
Since Dynavax most recently provided its financial outlook in February 2007, the company has successfully executed key strategic partnerships and secured grants that have provided cash and development funding for its programs. Specifically, these include the commercialization collaboration with Merck for HEPLISAV, the funding commitment from Deerfield for TOLAMBA and preclinical allergy programs, and a grant from NIH for a universal flu vaccine. As a result, the company has significantly increased its cash position and external funding for its R&D programs. As a result of the exercise of the hepatitis B therapy program option under the SDI collaboration, the company expects to reduce its use of SDI funding during the remainder of 2007.
The company’s consolidated cash, cash equivalents, marketable securities and investments held by SDI, or total cash, is projected to be in the range of $87 to $89 million at the end of 2007, as compared to the range of $38 to $42 million projected in February. This is due primarily to the addition of the collaboration with Merck, the Deerfield funding, and the adjustment in the SDI programs.
Total pro forma operating expenses for 2007 continue to be expected to be in the range of $76 to $84 million. Pro forma operating expenses for R&D programs funded by external sources are projected to be in the range of $38 to 40 million, as compared to the range of $29 to $33 million projected in February.
— more —

Dynavax 3Q 2007 Results & Updated Outlook
November 1, 2007

Dynavax Webcast and Conference Call
Dynavax will webcast its conference call today at 9:00 a.m. ET (6:00 a.m. PT) to discuss the agreement with Merck and 3Q 2007 Financial Results and Updated 2007 Outlook. The live webcast can be accessed by visiting the investor relations section of the Company’s Web site at http://investors.dynavax.com/events.cfm. A replay of the webcast will be available on the Dynavax web site approximately two hours after completion of the call and will be archived for two weeks on the Investor page of the Dynavax website.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent infectious diseases, allergies, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our TLR9 agonists are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Our product candidates include: HEPLISAV, a hepatitis B vaccine in Phase 3 partnered with Merck & Co., Inc.; TOLAMBA, a ragweed allergy immunotherapy in Phase 2; a therapy for non-Hodgkin’s lymphoma (NHL) in Phase 2 and for metastatic colorectal cancer in Phase 1; and a therapy for hepatitis B in Phase 1. Our preclinical asthma and COPD program is partnered with AstraZeneca. The NIH partially funds our preclinical work on a vaccine for influenza. SDI funds our colorectal cancer trials and our preclinical hepatitis C therapeutic program and Deerfield Management has committed funding for our allergy programs. While Deerfield, NIH and SDI provide program support, Dynavax has retained rights to seek strategic partners for future development and commercialization. For more information, please visit http://www.dynavax.com.
This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about our projected cash position and operating results. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including achievement of collaboration milestones and regulatory approvals under our third party funding arrangements, difficulties or delays in research and development, initiation and completion of clinical trials, the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the scope and validity of patent protection and the possibility of claims against us based on the patent rights of others; our ability to obtain additional financing to support our operations; and other risks detailed in the “Risk Factors” section of our Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
— tables to follow —

Dynavax 3Q 2007 Results & Updated Outlook
November 1, 2007

DYNAVAX TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Collaboration revenue	$719	$166	$2,218	$166
Service and license revenue	162	692	732	916
Grant revenue	133	734	1,848	1,327

Total revenues	1,014	1,592	4,798	2,409

Operating expenses:
Research and development (2)	14,909	12,781	47,705	30,135
General and administrative (3)	5,029	4,656	13,414	10,639
Acquired in-process research and development	—	—	—	4,180
Amortization of intangible assets	251	251	754	447

Total operating expenses (1)	20,189	17,688	61,873	45,401

Loss from operations	(19,175)	(16,096)	(57,075)	(42,992)

Interest and other income, net	453	673	2,506	2,093

Loss including noncontrolling interest in Symphony Dynamo, Inc.	(18,772)	(15,423)	(54,569)	(40,899)

Amount attributed to noncontrolling interest in Symphony Dynamo, Inc.	1,621	3,271	6,674	5,302

Net loss	$(17,101)	$(12,152)	$(47,895)	$(35,597)

Basic and diluted net loss per share.	$(0.43)	$(0.40)	$(1.21)	$(1.17)

Shares used to compute basic and diluted net loss per share	39,753	30,605	39,740	30,551

(1)	Total operating expenses excluding non-cash stock-based compensation charges were $19.2 million and $59.4 million for the three and nine months ended September 30, 2007, respectively. Total operating expenses excluding non-cash stock-based compensation charges were $16.7 million and $43.0 million for the three and nine months ended September 30, 2006, respectively.

(2)	Research and development expenses included non-cash stock-based compensation charges of $0.3 million and $0.8 million for the three and nine months ended September 30, 2007, respectively. Research and development expenses included non-cash stock-based compensation charges of $0.2 million and $0.8 million for the three and nine months ended September 30, 2006, respectively.

(3)	General and administrative expenses included non-cash stock-based compensation charges of $0.7 million and $1.7 million for the three and nine months ended September 30, 2007, respectively. General and administrative expenses included non-cash stock-based compensation charges of $0.7 million and $1.6 million for the three and nine months ended September 30, 2006, respectively.
— more —

Dynavax 3Q 2007 Results & Updated Outlook
November 1, 2007

DYNAVAX TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP REVENUES TO PRO FORMA REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

GAAP revenues	$1,014	$1,592	$4,798	$2,409

ADD:
Collaboration funding incurred under SDI programs	1,855	3,290	8,487	5,288

Pro forma revenues (1)	$2,869	$4,882	$13,285	$7,697

(1)	These pro forma amounts are intended to illustrate the company’s revenues to be inclusive of collaboration funding provided for the SDI programs. The collaboration funding is reflected in the amount attributed to the noncontrolling interest in SDI in the company’s consolidated statement of operations, but would have been reported as revenue if SDI’s results of operations were not consolidated with those of the company. Management of the company believes the pro forma results are a more useful measure of the company’s revenues because it provides investors the ability to evaluate the company’s operations in the manner that management uses to assess the continued progress of programs funded under the SDI arrangement. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.
DYNAVAX TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP OPERATING EXPENSES TO PRO FORMA OPERATING EXPENSES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

GAAP operating expenses	$20,189	$17,688	$61,873	$45,401
LESS:
Licensing fee	—	—	5,000	—
Stock-based compensation expense	984	970	2,481	2,366
Acquired in-process research and development	—	—	—	4,180
Amortization of intangible assets	251	251	754	447

Pro forma operating expenses (2)	$18,954	$16,467	$53,638	$38,408

(2)	These pro forma amounts are intended to illustrate the company’s operating expenses excluding certain one-time and non-cash charges in accordance with the financials that management uses to evaluate the company’s operations. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.
— more —

Dynavax 3Q 2007 Results & Updated Outlook
November 1, 2007

DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)

	September 30,	December 31,
	2007	2006
Assets	(unaudited)
Cash and cash equivalents and marketable securities (1)	$68,725	$86,194
Property and equipment, net	6,380	5,200
Goodwill	2,312	2,312
Other intangible assets, net	3,627	4,382
Other assets	6,952	4,802

Total assets	$87,996	$102,890

Liabilities, noncontrolling interest and stockholders’ equity
Current liabilities	$13,807	$13,701
Noncurrent portion of deferred revenue	10,000	10,000
Liability from Program Option exercised under the SDI collaboration	15,000	—
Other long-term liabilities	3,627	117
Noncontrolling interest in Symphony Dynamo, Inc.	10,342	2,016
Stockholders’ equity	35,220	77,056

Total liabilities, noncontrolling interest and stockholders’ equity	$87,996	$102,890

(1)	These amounts also include investments held by Symphony Dynamo, Inc. of $32.8 million as of September 30, 2007.
# # #